Prospect Capital Makes Second Lien Debt Investment in Resco

NEW YORK, NY -- 10/10/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a second lien debt investment of approximately $9.75 million in Resco Products, Inc. ("Resco"), a leading designer and manufacturer of refractory materials based in Pittsburgh, Pennsylvania.

Refractories, a $15 billion global market, are consumable materials used as protective linings for high temperature furnaces, containers carrying molten metals, and a range of other harsh environment industrial situations. Process applications include power generation, refineries, petrochemical plants, steel mills, paper mills, cement plants, non-ferrous metal plants, incineration facilities, and other sectors. Due to wear-and-tear from harsh operating environments, refractory materials need to be frequently replaced, creating recurring revenues for refractory companies. Resco has been owned since September 2005 by Hancock Park Associates, a private equity firm based in Los Angeles. Resco has completed several acquisitions under its private equity fund ownership. William Brown, President and CEO of Resco and Chairman of The Refractories Institute, has led Resco since 1998 and has more than 40 years of experience in the refractory industry.

Resco completed a dividend recapitalization in June 2007, led by PNC Bank ("PNC"). Prospect recently purchased its second lien debt investment in Resco from PNC as part of PNC's post-closing syndication process.

"The Resco transaction reflects our increased focus on the private equity sponsor financing business, both on a primary as well as a secondary basis, where we identify attractive risk-adjusted return situations for our capital," said Gautam Shirhattikar, an investment professional with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577